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CONTACT: River Oaks Partnership Services, Inc.
         (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, August 21, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Monday, September 15, 2000. The offer was previously scheduled to expire at 5:00 p.m., on Monday, August 21, 2000.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on August 18, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                                       PURCHASE PRICE              NUMBER OF
            NAME OF PARTNERSHIP                                           PER UNIT               UNITS TENDERED
            -------------------                                        --------------            --------------
Angeles Income Properties, Ltd. II                                       $ 165.00                         923

Angeles Partners XI                                                        334.00                         568

Angeles Partners XII                                                       804.00                         811

Century Properties Fund XVII                                               309.00                         132

Consolidated Capital Institutional Properties 3                            106.00                    4,491.20

Davidson Diversified Real Estate II                                      4,288.00                       11.75

Davidson Income Real Estate LP                                             409.00                      262.50

Johnstown/Consolidated Income Partnership                                   29.00                           0

Shelter Properties IV Limited Partnership                                  574.10                         463

Shelter Properties VI Limited Partnership                                  531.00                         761


                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.